UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 14, 2009

ALMOST FAMILY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-09848	06-1153720
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

9510 Ormsby Station Road, Suite 300, Louisville, KY 40223
(Address of principal executive offices)

 (502) 891-1000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

    On September 15, 2009, Almost Family, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Report”).  This Current Report on Form 8-K/A amends the Original Report to update to the extent set forth in this filing the information contained in the Original Report with respect to a letter of intent entered into by the Company on September 14, 2009.

Item 8.01 Other Events

    As we have previously disclosed, our strategic business plan calls for the expansion of our VN segment by selectively acquiring other Medicare-certified home health agencies. We routinely identify and evaluate potential acquisition targets and at any given time, may be in discussions to acquire one or more companies. We have historically entered into non-binding letters of intent with the target home health agencies to set forth the basic business terms of a potential acquisition, which are usually subject to various closing conditions, including due diligence, the negotiation of definitive acquisition documents, regulatory consents and other customary matters.

    Since 2004, we have completed 15 transactions involving targets ranging from start-up companies with no revenue to annual revenues of $47 million, with valuations ranging from 0.5 times revenue to 1.2 times revenue. We typically target companies that have annual revenue ranging from $1 million to $60 million, with expected purchase prices within the valuation range previously paid by us. Additionally, from time to time we may consider acquisitions of significantly larger companies.

    As previously announced, on September 14, 2009, we entered into a letter of intent reflecting our proposal to acquire all of the ownership interests of a target operating certain Medicare-certified home health agencies owned by the target, the proposed purchase price of which was in the upper quintile of the range described in the immediately preceding paragraph.

    By mutual agreement, the Company and the target terminated the letter of intent on November 19, 2009.

   Although we do not currently have other similarly sized transactions under letter of intent, we continue to pursue and consider transactions of such size or larger, individually or in the aggregate.

   We cannot readily predict the time, size, and success of our acquisition efforts and the associated capital commitments.  We cannot provide any assurance that any preliminary discussions or letters of intent will result in the execution of definitive documentation, or that the execution of definitive documentation will lead to the successful completion of an acquisition.  In the ordinary course of business, we have entered into several non-binding letters of intent involving targets with a wide range of revenue which have not resulted in the successful completion of an acquisition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALMOST FAMILY, INC.

Date: November 19, 2009	By:	/s/ C. Steven Guenthner
C. Steven Guenthner
Chief Financial Officer